Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement File Nos. 333-77247, 333-77249, 333-77591 on Form S-3 of our report dated November 30, 2005 relating to the consolidated financial statements of Lakes Entertainment, Inc. as of January 2, 2005 and for each of the two years in the period then ended, appearing in the Annual Report on Form 10-K of Lakes Entertainment, Inc. for the year ended January 1, 2006, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.
/s/ Deloitte & Touche
Minneapolis, Minnesota
December 29, 2006